Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

August 18, 2011	For more information:
Nancy Murphy
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 346-1506
nmurphy@steinmart.com

STEIN MART, INC. REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Financial highlights:

•	Second quarter operating income of $2.2 million.

•	First half adjusted operating income of $26.4 million.

•	Cash of $101.1 million and no debt.

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for the second quarter and first half ended July 30, 2011.

Overview of Results

Operating income for the second quarter was $2.2 million compared to $13.5 million or $5.0 million as adjusted for the same period in 2010. Net income for the second quarter was $1.3 million or $0.03 per diluted share compared to $11.3 million or $0.25 per diluted share in the same period in 2010. Net income as adjusted for the second quarter of 2010 was $3.0 million or $0.07 per diluted share. See “Results as Adjusted” for information on “as adjusted” amounts for 2011 and 2010.

For the first half, operating income was $28.5 million compared to $34.7 million for the same period in 2010. Operating income as adjusted was $26.4 million or 4.6% of sales compared to $26.2 million as adjusted or 4.5% of sales for the same period in 2010. Net income for the first half was $17.2 million or $0.38 per diluted share compared to $25.6 million or $0.57 per diluted share in the same period in 2010. Net income as adjusted was $16.0 million or $0.35 per diluted share compared to $15.9 million as adjusted or $0.35 per diluted share in the first half of 2010.

Comparable store sales decreased 1.1 percent for the second quarter, while total sales decreased 2.1 percent to $270.2 million. For the first half, comparable store sales increased 0.3 percent, while total sales decreased 0.6 percent to $573.7 million.

“Second quarter sales were disappointing, particularly following our positive first quarter performance,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “We have addressed the excess inventory caused by the sales shortfall which negatively impacted margins. Even with this challenge, we reported a profitable quarter and adjusted operating income for the first half that was slightly higher than last year.”

Stovall continued, “Our entire team is focused on executing our strategies to accelerate sales and strengthen Stein Mart’s position as a fashion-driven, value-oriented retailer. We are refining our assortments, improving our shopping experience, continuing to invest in customer research, and launching a new advertising campaign this Fall. We are confident these initiatives will allow us to attract a growing base of loyal Stein Mart shoppers.”

In the second quarter, gross profit decreased to $65.4 million from $69.1 million in the same period of 2010 as a result of lower sales and higher markdowns. Other income was $5.1 million compared to $14.5 million or $4.8 million as adjusted in the second quarter of 2010. SG&A expenses decreased to $68.3 million from $70.1 million or $68.9 million as adjusted in the second quarter of 2010.

In the first half, gross profit was $155.3 million compared to $156.6 million in the same period of 2010. Other income was $13.5 million compared to $19.7 million in the same period in 2010. Other income as adjusted increased to $11.4 million from $10.1 million in 2010 due to higher income from the leased shoe department and the credit card program. SG&A expenses decreased to $140.3 million from $141.7 million or $140.5 million as adjusted in the first half of 2010.

Results as Adjusted

Results for the first half of 2011 include a first quarter pretax gain of $2.0 million ($1.2 million after tax or $0.03 per diluted share) to correct an error in the Company’s credit card reward liability (recorded in Other Income). Excluding this gain, operating income as adjusted was $26.4 million and earnings per diluted share were $0.35 in the first half of 2011.

Results for the second quarter and first half of 2010 include a pretax gain of $9.7 million to recognize cumulative breakage on unused gift and merchandise return cards (reported in Other Income) and an offsetting pretax charge of $1.2 million for changing the Company’s physical inventory process (reported in SG&A expense). Excluding this net pretax gain of $8.5 million from the second quarter and first half of 2010, operating income as adjusted was $5.0 million and $26.2 million respectively.

The effective tax rate (ETR) was lower in 2010 than 2011 due to the impact of favorable changes in book/tax differences on the deferred tax valuation allowance which benefitted 2010 earnings. Adjusted 2010 net income and diluted earnings per share using the 2011 normalized ETR of 39.4 percent was $3.0 million or $0.07 per share for the second quarter and $15.9 million or $0.35 per share in the first half.

Credit Card Program

The Stein Mart MasterCard program is administered under a five-year agreement with General Electric Money Bank (GEMB) that expires on October 2, 2011. The Company has reached an agreement in principle with GEMB which it expects to finalize in the third quarter. The terms of the new agreement will change the timing and amounts of economic benefits received from the credit card program. Under the current agreement, a significant portion of income is earned from new account fees which will not be received under the new agreement. New account fees were approximately $3.4 million during the last 12 months. In addition to the existing Stein Mart MasterCard, the Company will be launching a private label Stein Mart credit card in early 2012 which it expects will increase the number of accounts and drive higher sales and card program generated income over time.

Balance Sheet Highlights

The Company maintained a strong balance sheet with cash of $101.1 million at the end of the second quarter, up $21.3 million from the same period in 2010, and no debt.

Inventories were $228.0 million at the end of the second quarter compared to $218.4 million at the same time in 2010. Over half of the increase in 2011 is due to additional merchandise in warehouses resulting from opportunistic purchases.

Accounts payable increased as a result of changes made at the beginning of the year in vendor payment terms to be more consistent with industry practices and higher inventories.

Share Repurchase

In June, the board of directors authorized the repurchase of an additional 2.5 million common shares increasing the total share repurchase authorization to approximately 3.1 million shares. During the second quarter of 2011, the Company repurchased 241,142 shares at a total cost of $2.3 million. The Company repurchased an additional 347,854 shares after the end of the second quarter at a cost of $2.8 million.

Store network

The Company operated 260 Stein Mart stores at the end of the second quarter of 2011 compared to 264 at the same time last year. Two stores were closed during the quarter. The Company expects to open three new stores, relocate two stores and close one store in the second half of 2011.

Conference Call

A conference call for investment analysts to discuss the Company’s second quarter results will be held at 10 a.m. ET today, Thursday, August 18, 2011. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 31, 2011.

Investor Presentation

Stein Mart’s second quarter 2011 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$101,139	$80,171	$79,805
Trade and other receivables	9,809	10,360	8,104
Inventories	227,959	232,295	218,372
Income taxes receivable	4,424	2,382	—
Prepaid expenses and other current assets	13,994	15,226	12,277

Total current assets	357,325	340,434	318,558
Property and equipment, net	89,492	79,964	75,074
Other assets	13,966	16,046	14,867

Total assets	$460,783	$436,444	$408,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,131	$95,545	$74,997
Accrued expenses and other current liabilities	65,304	72,587	67,349
Income taxes payable	—	—	1,557

Total current liabilities	170,435	168,132	143,903
Other liabilities	23,893	21,061	21,221

Total liabilities	194,328	189,193	165,124
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,791,876, 44,396,504 and 43,456,366 shares issued and outstanding, respectively	448	444	435
Additional paid-in capital	23,110	21,126	18,026
Retained earnings	242,441	225,225	224,342
Accumulated other comprehensive income	456	456	572

Total shareholders’ equity	266,455	247,251	243,375

Total liabilities and shareholders’ equity	$460,783	$436,444	$408,499

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended July 30, 2011	13 Weeks Ended July 31, 2010	26 Weeks Ended July 30, 2011	26 Weeks Ended July 31, 2010
Net sales	$270,167	$275,955	$573,713	$576,953
Cost of merchandise sold	204,796	206,851	418,422	420,346

Gross profit	65,371	69,104	155,291	156,607
Selling, general and administrative expenses	68,265	70,089	140,290	141,687
Other income, net	5,141	14,462	13,457	19,735

Income from operations	2,247	13,477	28,458	34,655
Interest income, net	3	16	7	24

Income before income taxes	2,250	13,493	28,465	34,679
Provision for income taxes	934	2,204	11,249	9,042

Net income	$1,316	$11,289	$17,216	$25,637

Net income per share:
Basic	$0.03	$0.26	$0.38	$0.59

Diluted	$0.03	$0.25	$0.38	$0.57

Weighted-average shares outstanding:
Basic	44,095	42,610	43,973	42,561

Diluted	44,415	43,970	44,300	43,813

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended July 30, 2011	26 Weeks Ended July 31, 2010
Cash flows from operating activities:
Net income	$17,216	$25,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,891	8,605
Share-based compensation	1,934	1,256
Store closing charges	120	207
Impairment of property and other assets	—	266
Deferred income taxes	4,728	3,742
Change in valuation allowance for deferred tax assets	—	(3,742)
Tax (deficiency) benefit from equity issuances	(49)	2,055
Excess tax benefits from share-based compensation	(294)	(2,011)
Changes in assets and liabilities:
Trade and other receivables	551	2,074
Inventories	4,336	(247)
Income taxes receivable	(2,042)	—
Prepaid expenses and other current assets	(495)	(1,165)
Other assets	(100)	53
Accounts payable	9,586	(5,321)
Accrued expenses and other current liabilities	(9,041)	(16,872)
Income taxes payable	—	(1,404)
Other liabilities	72	177

Net cash provided by operating activities	35,413	13,310

Cash flows from investing activities:
Capital expenditures	(14,842)	(15,235)

Net cash used in investing activities	(14,842)	(15,235)

Cash flows from financing activities:
Excess tax benefits from share-based compensation	294	2,011
Proceeds from exercise of stock options	2,150	439
Proceeds from employee stock purchase plan	350	368
Repurchase of common stock	(2,397)	(2,063)

Net cash provided by financing activities	397	755

Net increase (decrease) in cash and cash equivalents	20,968	(1,170)
Cash and cash equivalents at beginning of year	80,171	80,975

Cash and cash equivalents at end of period	$101,139	$79,805